Exhibit 10.3

Execution Version

REVENUE RIGHTS PURCHASE AGREEMENT

BETWEEN

FOREST LABORATORIES, INC.

AND

RPI FINANCE TRUST

DATED AS OF APRIL 27, 2014

(i)

(ii)

Index of Exhibits

Exhibit A:	Seller’s Wire Transfer Instructions
Exhibit B:	Form of Bill of Sale
Exhibit C-1:	Form of Takeda Consent Letter
Exhibit C-2:	Form of Priligy® Consent Letter (for BC)
Exhibit C-3:	Form of Priligy® Consent Letter (for Xiamen)
Exhibit D-1:	Form of Takeda Direction Letter
Exhibit D-2:	Form of Priligy® Direction Letter (for BC)
Exhibit D-3:	Form of Priligy® Direction Letter (for Xiamen)
Exhibit E:	Form of Joinder
Exhibit F:	Form of Opinion of Seller
Exhibit G:	Takeda License Agreement
Exhibit H-1:	Priligy® BC License Agreement
Exhibit H-2:	Priligy® Xiamen License Contract
Exhibit I:	Lilly Agreement
Exhibit J:	Press Release

(iii)

EXHIBIT A

REVENUE RIGHTS PURCHASE AGREEMENT

This REVENUE RIGHTS PURCHASE AGREEMENT, dated as of April 27, 2014 (this “Agreement”), is made and entered into between Forest Laboratories, Inc., a Delaware corporation (“Forest”), and RPI Finance Trust, a Delaware statutory trust (the “Buyer”).

W I T N E S S E T H:

WHEREAS, Forest desires to acquire Furiex Pharmaceuticals, Inc., a Delaware corporation (“Furiex”), and, in furtherance of such desire, intends to cause a newly-formed transaction subsidiary (“Transaction Sub”) to merge with and into Furiex, with Furiex as the surviving corporation (the “Merger” and the surviving entity in such Merger, the “Seller”); the Seller and Furiex’s subsidiaries, Development Partners, GenuPro and APBI, are collectively referred to as the “Transferors”;

WHEREAS, Furiex (as successor to PPD, Inc.) and Development Partners are party to the Takeda License Agreement, GenuPro (as successor to GenuPro, Inc.) is a party to the Priligy® BC License Agreement, and APBI is a party to the Priligy® Xiamen License Contract;

WHEREAS, the Buyer desires to purchase each of the Takeda Purchased Revenue Rights, the Priligy® BC Purchased Revenue Rights and the Priligy® Xiamen Purchased Revenue Rights from the Transferors as promptly as possible following the Merger, and Forest desires to cause the Transferors to sell each of such Purchased Revenue Rights to the Buyer as promptly as possible following the Merger.

NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Forest and the Buyer hereby agree as follows:

ARTICLE 1

PURCHASE, SALE AND ASSIGNMENT OF THE REVENUE RIGHTS

Section 1.1 Purchase, Sale and Assignment. Upon the terms and subject to the conditions of this Agreement, at the Closing, (a) Forest shall cause the Seller and Development Partners to, and the Seller and Development Partners shall, sell, transfer, assign and convey to the Buyer, and the Buyer shall purchase, acquire and accept from the Seller and Development Partners, free and clear of any liens, all of the Seller’s and Development Partners’ right, title and interest in and to the Takeda Purchased Revenue Rights, (b) Forest shall cause GenuPro to, and GenuPro shall, sell, transfer, assign and convey to the Buyer, and the Buyer shall purchase, acquire and accept from GenuPro, free and clear of any liens, all of GenuPro’s right, title and interest in and to the Priligy® BC Purchased Revenue Rights, and (c) Forest shall cause APBI to, and APBI shall, sell, transfer, assign and convey to the Buyer, and the Buyer shall purchase, acquire and accept from APBI, free and clear of any liens, all of APBI’s right, title and interest in and to the Priligy® Xiamen Purchased Revenue Rights.

Section 1.2 Purchase Price. The purchase price to be paid to the Transferors for the sale, transfer, assignment and conveyance of the Transferors’ right, title and interest in and to the Purchased Revenue Rights to the Buyer is equal to cash in the amount of

(i) $415,000,000;

(ii) less any portion of the Takeda Revenue Stream that has been received by the Seller or Development Partners on or before the Closing Date;

(iii) less any portion of the Priligy® BC Revenue Stream that has been received by GenuPro on or before the Closing Date;

(iv) less any portion of the Priligy® Xiamen Revenue Stream that has been received by APBI on or before the Closing Date;

(such net amount, the “Purchase Price”).

Section 1.3 No Assumed Obligations, Etc. Except for the assumption of liabilities arising out of the ownership of the Takeda Related Assets from and after completion of the Takeda Asset Transfer as provided by Section 5.17(b), the Buyer is purchasing, acquiring and accepting only the Purchased Revenue Rights and is not assuming any liability or obligation of Forest, the Transferors or any of their Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter, under the License Agreements or otherwise. Except for the assumption of liabilities arising out of the ownership of the Takeda Related Assets from and after completion of the Takeda Asset Transfer as provided by Section 5.17(b), the Buyer does not, by the purchase, acquisition and acceptance of the Purchased Revenue Rights purchased, acquired and accepted hereunder, acquire any other contract rights of Forest, the Transferors or any of their Affiliates under the License Agreements or any other assets of the Transferors or any of its Affiliates.

Section 1.4 True Sale. It is the intention of the parties hereto that the sale, transfer, assignment and conveyance contemplated by this Agreement to occur at the Closing constitute a sale of the Purchased Revenue Rights from the Transferors to the Buyer and not a financing transaction, borrowing or loan. Accordingly, the Transferors shall treat the sale, transfer, assignment and conveyance of the Purchased Revenue Rights as a sale of an “account” or a “payment intangible” (as appropriate) in accordance with the UCC, and, at each Closing, Forest shall cause the Transferors to, and the Transferors shall, authorize the Buyer to file financing statements (and continuation statements with respect to such financing statements when applicable) naming the Transferors as the “Transferors” and the Buyer as the “purchaser” of the Purchased Revenue Rights. If, notwithstanding the intent of the parties hereto in this regard, the sale, transfer, assignment and conveyance contemplated hereby is held not to be a sale, this Agreement and the Bill of Sale shall constitute a security agreement and, with effect as of the Closing, the Transferors hereby grant a first priority security interest in and to the Purchased Revenue Rights and any “proceeds” thereof (as such term is defined in the UCC), for the benefit of the Buyer to secure payment to the Buyer of amounts equal to the Purchased Revenue Rights as they become due and payable under the License Agreements, and the Transferors hereby authorize the Buyer, from and after the Closing, to file such financing statements (and continuation statements with respect to such financing statements when applicable) as may be necessary to perfect such security interest.

ARTICLE 2

CLOSING

Section 2.1 Closing.

(a) Furiex Revenue Rights Condition Certificate. Promptly following its receipt by Forest, Forest shall provide to the Buyer a copy of the executed certificate of an officer of Furiex, required to be delivered pursuant to Section 5.18 of the Furiex Merger Agreement, not more than five (5) and not less than three (3) Business Days prior to the Closing Date (the “Furiex Revenue Rights Condition Certificate”) certifying that the Revenue Rights Condition has been satisfied. The Furiex Revenue Rights Condition Certificate shall not be considered to be a certificate of Forest or the Seller delivered hereunder.

(b) Buyer Revenue Rights Condition Certificate. Within two (2) Business Days following its receipt of the Furiex Revenue Rights Condition Certificate, the Buyer shall deliver to Forest a certificate of an authorized person of RP Management, LLC, as agent for the Buyer, certifying either (i) the Buyer’s agreement that the Revenue Rights Condition has been satisfied, or (ii) that the Buyer has determined that the Revenue Rights Condition has not been satisfied (the “Buyer Revenue Rights Condition Certificate”).

(c) Closing Date. The Closing shall take place at the offices of Goodwin Procter LLP, 620 Eighth Avenue, New York, New York on the date that is no later than the second (2nd) Business Day following the date on which the conditions set forth in Sections 4.1 and 4.2 have been satisfied, except for such conditions that by their nature are to be satisfied at the Closing (but subject to the satisfaction or waiver thereof), or at such other place, time and date as the parties hereto may mutually agree. The date on which the Closing occurs is referred to as the “Closing Date”). Subject to the provisions of Article 7, failure to consummate the sale, transfer, assignment and conveyance of the Purchased Revenue Rights as provided in this Article 2 on the date and at the place determined pursuant to this Section 2.1(c) shall not result in a termination of this Agreement and shall not relieve either party hereto of any of its respective obligations hereunder.

(d) Payment of Purchase Price. At the Closing, the Buyer shall deliver (or cause to be delivered) to the Transferors the Purchase Price, by wire transfer of immediately available funds to the account set forth on Exhibit A.

(e) Forest Closing Certificate. At the Closing, Forest shall deliver to the Buyer a certificate of the Secretary or an Assistant Secretary of Forest, dated the Closing Date, certifying as to (i) the incumbency of the officer of Forest executing this Agreement, and (ii) the copies attached thereto of Forest’s certificate of incorporation, bylaws and resolutions adopted by the applicable board of directors authorizing the execution and delivery by Forest of this Agreement and the consummation by Forest of the transactions contemplated hereby.

(f) Buyer’s Closing Certificate. At the Closing, the Buyer shall deliver to Forest and the Transferors a certificate of an authorized person of the owner trustee of the Buyer, dated as of the Closing Date, certifying as to the incumbency of the officers executing this Agreement on behalf of the Buyer.

(g) Bill of Sale. At the Closing, the Seller shall deliver to the Buyer a duly executed bill of sale evidencing the sale, transfer, assignment and conveyance of the Purchased Revenue Rights, as applicable, substantially in the form attached hereto as Exhibit B (a “Bill of Sale”).

(h) Form W8-BEN. At the Closing, the Buyer shall deliver to the Transferors a valid, properly executed IRS Form W8-BEN certifying that the Buyer is exempt from U.S. federal withholding tax with respect to any and all payments of or in respect of the Purchased Revenue Rights.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.1 Forest Representations and Warranties. Forest hereby represents and warrants to the Buyer that, except as set forth in the Forest Matters Letter, as of the date hereof:

(a) Existence; Good Standing. Forest is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Forest is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing has not and would not reasonably be expected to have, either individually or in the aggregate, a Forest Material Adverse Effect.

(b) Authorization. Forest has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by Forest, and the consummation by Forest of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Forest.

(c) Enforceability. This Agreement has been duly executed and delivered by an authorized officer of Forest and constitutes the valid and binding obligation of Forest, enforceable against such entity in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).

(d) No Conflicts. The execution, delivery and performance by Forest of this Agreement and the consummation by Forest of the transactions contemplated hereby do not and shall not (i) contravene or conflict with the certificate of incorporation or bylaws of Forest, (ii) contravene or conflict with or constitute a material default under any law binding upon or applicable to Forest, or (iii) contravene or conflict with or constitute a material default under any material contract or other material agreement or Judgment binding upon or applicable to Forest, except, in the case of subclauses (ii) and (iii), as would not have a Forest Material Adverse Effect.

(e) Consents. Except for the consents that have been obtained on or prior to the Closing, filings required by the federal securities laws or stock exchange rules or under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or as would not have a Forest Material Adverse Effect, no consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by Forest in connection with (i) the execution and delivery by Forest of this Agreement, (ii) the performance by Forest of its obligations under this Agreement, or (iii) the consummation by Forest of any of the transactions contemplated by this Agreement. Notwithstanding the foregoing, Forest makes no representation or warranty regarding any consents that may be required pursuant to any of the License Agreements with respect to the Closing or the Takeda Asset Transfer or the other transactions contemplated by this Agreement.

(f) No Litigation. There is no action, suit, investigation or proceeding pending before any Governmental Entity or, to the Knowledge of Forest, threatened to which Forest is a party that, individually or in the aggregate would, if determined adversely, reasonably be expected to have a Forest Material Adverse Effect.

(g) Compliance with Laws. Except as would not reasonably be expected to have a Forest Material Adverse Effect, Forest is not in violation of, and to the Knowledge of Forest, it is not under investigation with respect to nor has it been threatened in writing to be charged with or given written notice of any violation of, any law or Judgment applicable to Forest.

(h) Brokers’ Fees. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of Forest or any of its Affiliates who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 3.2 The Buyer’s Representations and Warranties. The Buyer represents and warrants to Forest that, as of the date hereof:

(a) Existence; Good Standing. The Buyer is a statutory trust duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) Authorization. The Buyer has the requisite trust right, power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of the Buyer.

(c) Enforceability. This Agreement has been duly executed and delivered by an authorized person of the owner trustee of the Buyer and constitutes the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).

(d) No Conflicts. The execution, delivery and performance by the Buyer of this Agreement do not and shall not (i) contravene or conflict with the organizational documents of the Buyer, (ii) contravene or conflict with or constitute a default under any material provision of any law binding upon or applicable to the Buyer, or (iii) contravene or conflict with or constitute a default under any material contract or other material agreement or Judgment binding upon or applicable to the Buyer.

(e) Consents. No consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by the Buyer in connection with (i) the execution and delivery by the Buyer of this Agreement, (ii) the performance by the Buyer of its obligations under this Agreement, other than the filing of financing statement(s) in accordance with Section 1.4, or (iii) the consummation by the Buyer of any of the transactions contemplated by this Agreement.

(f) No Litigation. There is no action, suit, investigation or proceeding pending or, to the knowledge of the Buyer, threatened before any Governmental Entity to which the Buyer is a party that would, if determined adversely, reasonably be expected to prevent or materially and adversely affect the ability of the Buyer to perform its obligations under this Agreement.

(g) Financing. The Buyer has sufficient cash on hand to pay the entire Purchase Price. The Buyer acknowledges that its obligations under this Agreement are not contingent on obtaining financing.

(h) Brokers’ Fees. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of the Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

ARTICLE 4

CONDITIONS TO CLOSING

Section 4.1 Conditions to the Buyer’s Obligations to Effect the Closing. The obligations of the Buyer to purchase, acquire and accept the Purchased Revenue Rights on the Closing Date are subject to the satisfaction or waiver, prior to the Closing Date, of each of the following conditions precedent:

(a) Forest shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required to be performed and complied by it under this Agreement at or prior to the Closing Date, and the Buyer shall have received a certificate executed by a duly authorized officer of Forest on or prior to the Closing Date certifying on behalf of Forest to the effect of the foregoing.

(b) The representations and warranties of Forest contained in Section 3.1 shall be true and correct in all material respects as of the Closing Date as though made at and as of such date, except to the extent any such representation or warranty expressly speaks as of a particular date, in which case it shall be true and correct in all material respects as of such date; provided, that to the extent that any such representation or warranty is qualified by the term “material,” such representation or warranty (as so written, including the term “material”) shall be true and correct in all respects as of the Closing Date or such other date, as applicable, and the Buyer shall have received a certificate executed by a duly authorized officer of Forest on or prior to the Closing Date certifying on behalf of Forest to the effect of the foregoing.

(c) There shall not have been issued and be in effect any Judgment of any Governmental Entity enjoining, preventing or restricting the consummation of the transactions contemplated by this Agreement.

(d) There shall not have been instituted or be pending any action or proceeding by any Governmental Entity or any other Person (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the transactions contemplated hereby, (ii) seeking to obtain material damages in connection with the transactions contemplated hereby, or (iii) seeking to restrain or prohibit the Buyer’s receipt of the Revenue Streams or any portion thereof.

(e) The Buyer shall have received the closing certificate from Forest as provided by Section 2.1(e).

(f) The Revenue Rights Condition shall have been satisfied.

(g) The Merger shall have been consummated without giving effect to any Unapproved Modification.

(h) The Seller shall have delivered to the Buyer the Bill of Sale contemplated by Section 2.1(g) effecting the assignment of the Takeda Revenue Stream and shall have delivered to the Buyer a direction letter, in substantially the form attached hereto as Exhibit D-1.

(i) The Seller shall have delivered to the Buyer the Bill of Sale contemplated by Section 2.1(g) effecting the assignment of the Priligy® BC Revenue Stream and, if the Priligy® BC Consent has been obtained, shall have delivered to the Buyer a direction letter, in substantially the form attached hereto as Exhibit D-2, duly executed by the Transferors.

(j) If the Priligy® Xiamen Consent has been obtained, the Seller shall have delivered to the Buyer the Bill of Sale contemplated by Section 2.1(g) effecting the assignment of the Xiamen Revenue Stream and a direction letter in substantially the form attached hereto as Exhibit D-3, duly executed by the Transferors.

(k) Furiex shall have repaid all indebtedness under, and terminated, (i) the Second Amended and Restated Loan and Security Agreement, dated as of September 30, 2013, by and between Midcap Funding III, LLC, the lenders identified on Schedule 1 attached thereto, the Company and the Pledged Subsidiaries, as amended by that certain First Amendment to Second Amended and Restated Loan and Security Agreement, dated as of October 23, 2013, and the other Loan Documents (as defined therein) entered into in connection therewith, and (ii) the Loan and Security Agreement, dated as of September 30, 2013, by and between the Company, the Pledged Subsidiaries and the Fredric Neville Eshelman Revocable Trust u/a dated July 13, 1988, as amended and/or restated, as amended by that certain First Amendment to Loan and Security Agreement, dated as of October 23, 2013, and the other Loan Documents (as defined therein) entered into in connection therewith; and shall have taken all necessary action to terminate any security interests granted under either such agreement (including filing a UCC termination statement with respect to any UCC financing statement previously filed).

(l) Forest shall have delivered to the Buyer one or more opinions of its counsel, dated as of the Closing Date, addressing the matters set forth in Exhibit F.

Section 4.2 Conditions to Forest’s and the Transferors’ Obligations to Effect the Closing. The obligations of Forest and the Transferors to sell, transfer, assign and convey the Purchased Revenue Rights on the Closing Date are subject to the satisfaction or waiver, at or prior to the Closing Date of the following conditions precedent:

(a) The Buyer shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required to be performed and complied by it under this Agreement at or prior to the Closing Date, and Forest and the Seller shall have received a certificate executed by a duly authorized representative of the Buyer on the Closing Date certifying on behalf of the Buyer to the effect of the foregoing.

(b) The representations and warranties of the Buyer contained in Section 3.2 shall be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date, except to the extent any such representation or warranty expressly speaks as of a particular date, in which case it shall be true and correct in all material respects as of such date; provided, that to the extent that any such representation or warranty is qualified by the term “material,” such representation or warranty (as so written, including the term “material”) shall be true and correct in all respects as of the Closing Date or such other date, as applicable, and Forest and the Seller shall have received a certificate executed by a duly authorized officer of the Buyer on the Closing Date certifying on behalf of the Buyer to the effect of the foregoing.

(c) There shall not have been issued and be in effect any Judgment of any Governmental Entity enjoining, preventing or restricting the consummation of the transactions contemplated by this Agreement.

(d) There shall not have been instituted or be pending any action or proceeding by any Governmental Entity or any other Person (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the transactions contemplated hereby, (ii) seeking to obtain material damages in connection with the transactions contemplated hereby, or (iii) seeking to restrain or prohibit the Buyer’s receipt of the Revenue Streams.

(e) Forest and the Transferors shall have received the closing certificate from the Buyer as provided by Section 2.1(f).

ARTICLE 5

COVENANTS

Section 5.1 Disclosures. (a) Except for the initial press release in the form attached hereto as Exhibit J or any other public announcement of Forest or Furiex using substantially the same text as such press release, neither the Buyer, on the one hand, nor Forest or Transaction Sub, on the other hand, shall, and each party hereto shall cause its respective Representatives, Affiliates and Affiliates’ Representatives (and prior to the completion of the Merger, Forest shall use its commercially reasonable efforts to cause the Transferors) not to, issue a press release or other public announcement or otherwise make any public disclosure with respect to this Agreement or the subject matter hereof without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld, delayed or conditioned) except as may be required by applicable law, court process or stock exchange rule (in which case the party hereto required to make the press release or other public announcement or disclosure shall allow (and prior to the completion of the Merger, Forest shall use its commercially reasonable efforts to cause the Transferors to allow), to the extent reasonably practicable under the circumstances, the other party hereto reasonable time to comment on such press release or other public announcement or disclosure in advance of such issuance). Notwithstanding anything herein to the contrary, nothing in this Section 5.1 shall be construed to restrict the Buyer from (i) including disclosure of the Purchase Price and the amount of the Purchased Revenue Rights in the footnotes to the Buyer’s financial statements, to the extent so required by the Buyer’s independent accountants, or including comparable disclosure in the Buyer’s unaudited quarterly financial statements, or (ii) providing copies of such audited annual and unaudited quarterly financial statements to the Buyer’s existing or prospective lenders or direct or indirect beneficial owners, as long as such lenders or beneficial owners have agreed to be bound by the provisions of this Section 5.1 or are otherwise subject to reasonable restrictions of confidentiality.

(b) From and after the Closing, Forest and the Transferors shall keep confidential and not disclose to any Person, other than to Forest’s and the Transferors’ Affiliates and its and their Representatives who have a need to know, and Forest and the

Transferors shall cause its and their Affiliates and Representatives to keep confidential and not disclose to any Person, the applicable Royalty Reports, the applicable License Agreements and any materials that reflect or are based upon, in whole or in part, the information in the applicable Royalty Reports or the applicable License Agreements, unless otherwise consented to in writing by the Buyer or required to be disclosed by any applicable law or Judgment or stock exchange rule.

Section 5.2 Payments Received With Respect to Purchased Revenue Rights.

(a) From and after the Closing, if any payment of the Revenue Streams is made to Forest, any Transferor or any of their respective Affiliates, Forest, such Transferor or such Affiliate shall pay over to the Buyer, promptly (and in any event within five (5) Business Days) after becoming aware of the receipt thereof, the amount of such payment received by wire transfer to an account designated in writing by the Buyer. Forest and the Transferors agree that, in the event any payment of a Revenue Stream is paid to Forest, a Transferor or one of their Affiliates from and after the Closing Date, Forest, or its applicable Affiliate (a) until paid to the Buyer, shall hold such payment received in trust for the benefit of the Buyer, and (b) shall have no right, title or interest in such payment and shall not pledge or otherwise grant any security interest therein.

(b) From and after the Closing, if any payment is made to the Buyer or one of its Affiliates (i) by TPC or TSD under the Takeda License Agreement and such payment does not constitute part of the Takeda Revenue Stream, or (ii) by BC under the Priligy® BC License Agreement, or by Xiamen under the Priligy® Xiamen License Contract, and such payment does not constitute part of the Priligy® Revenue Stream, then, in each case (i) and (ii) Buyer shall pay over to Forest, promptly (and in any event within five (5) Business Days) after becoming aware of the receipt thereof, the amount of such payment received by wire transfer to an account designated in writing by Forest. The Buyer agrees that, in the event any payment described in subclause (i) or (ii) is paid to the Buyer or one of its Affiliates, the Buyer or its applicable Affiliate (A) until paid to Forest, shall hold such payment received in trust for the benefit of Forest, and (B) shall have no right, title or interest in such payment and shall not pledge or otherwise grant any security interest therein

Section 5.3 Set-Off.

(a) Takeda. From and after the Closing, if TSD or TPC exercises any right of set-off or credit against any payment included within the Takeda Revenue Stream, Forest shall cause the Seller or Development Partners to, promptly (and in any event within five (5) Business Days) following receipt of notice from the Buyer that the applicable payment of the Takeda Revenue Stream has been affected by such set-off or credit, pay to the Buyer the amount of such set-off or credit; provided, that neither Forest nor the Seller nor Development Partners shall have any obligation to pay to the Buyer, and the Buyer shall be solely responsible for, any set-off or credit or other reduction in the Takeda Revenue Stream that: (i) is made by TSD or TPC pursuant to Section 5.5 of the Takeda License Agreement; (ii) is made by TSD or TPC following the completion of the Takeda Asset Transfer, except to the extent in respect of an event or circumstance existing prior to the Takeda Asset Transfer (but, for the avoidance of doubt, subject to the other clauses of this Section 5.3(a); (iii) is made by TSD or TPC with respect to any claim based on any act of Forest or the Seller or Development Partners taken at the direction of the Buyer or any claim based on any failure to act on the part of Forest or the Seller or Development Partners where consent of the Buyer to Forest’s or the Seller’s or Development Partners’ taking such act had been withheld; (iv) is made by TSD or TPC with respect to any claim based on any act or failure to act of the Buyer; or (v) otherwise arises as a result of the assignment to the Buyer of the Takeda Purchased Revenue Rights or the completion of the Takeda Asset Transfer.

(b) Priligy®. From and after the Closing, if BC or Xiamen exercises any right of set-off or credit against any payment included within the Priligy® Revenue Streams, Forest shall cause the applicable Transferor to, promptly (and in any event within five (5) Business Days) following receipt of notice from the Buyer that the applicable payment of the Priligy® Revenue Streams has been affected by such set-off or credit, pay to the Buyer the amount of such set-off or credit; provided, that none of Forest or the Transferors shall have any obligation to pay to the Buyer, and the Buyer shall be solely responsible for, any set-off or credit or other reduction in the Revenue Streams (including, for subclauses (ii) - (iv), any reduction in the Priligy® BC Revenue Stream pursuant to Section 13.7(a) of the Priligy® BC License Agreement) that: (i) is made by BC in respect of a payment by BC pursuant to Section 3.2 of the Priligy® BC License Agreement to the extent that the right to receive such payment had been included within the Priligy® BC Revenue Stream; (ii) is made by BC or Xiamen with respect to any claim based on any act of Forest or a Transferor taken at the direction of the Buyer or any claim based on any failure to act on the part of Forest or a Transferor where consent of the Buyer to Forest’s or such Transferor’s taking such act had been withheld; (iii) is made by BC or Xiamen with respect to any claim based on any act or failure to act of the Buyer; (iv) otherwise arises as a result of the assignment to the Buyer of the Priligy® Purchased Revenue Rights, or (v) is made by or on behalf of Xiamen in respect of taxes required to be withheld from such payments under applicable law.

Section 5.4 Books and Records; Royalty Reports; Other Information; Notices. From and after the Closing:

(a) Forest and the Transferors shall keep and maintain, or cause to be kept and maintained, at all times, full and accurate books and records adequate to reflect accurately all financial information it receives from the License Counterparties with respect to the Revenue Streams, and all payments received under the License Agreements.

(b) Subject to Section 5.4(h), promptly (but in no event more than five (5) Business Days) after receipt from a License Counterparty of any Royalty Report, or any final audit report required pursuant to any License Agreement, Forest and the Transferors shall provide, or shall cause to be provided, a copy thereof to the Buyer.

(c) Subject to Section 5.4(h), promptly (but in no event more than five (5) Business Days) following receipt by Forest of any written notice, certificate, offer,

proposal, correspondence, report or other communication from a License Counterparty or any other Person relating to a License Agreement or this Agreement, Forest shall (A) notify the Buyer in writing of such receipt, and (B) furnish the Buyer with a copy of such notice, certificate, offer, proposal, correspondence, report or other communication; provided, that this Section 5.4(c) shall not apply with respect to any such notice to the extent unrelated to the Revenue Streams.

(d) Except for notices or correspondence required to be given or made by Forest or the Transferors pursuant to a License Agreement, neither Forest nor the Seller nor any Transferor shall send any material written notice or correspondence to any License Counterparty relating to a License Agreement, this Agreement or the transactions contemplated thereby or hereby, without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, delayed or conditioned). Subject to Section 5.4(h), in the case of notices or correspondence required to be given or made by Forest or the Transferors pursuant to a License Agreement, Forest and the Transferors shall to the extent practicable provide to the Buyer a draft of such notice or correspondence sufficiently in advance of sending it that the Buyer has a reasonable opportunity to review and provide comments with respect to such notice or correspondence and Forest and the Transferors shall give reasonable consideration to the Buyer’s comments. Subject to Section 5.4(h), Forest and the Transferors shall promptly provide to the Buyer a copy of any notice or correspondence sent by Forest, the Transferors or any of their Affiliates to a License Counterparty with respect to a License Agreement. This Section 5.4(d) shall not apply with respect to any such item to the extent unrelated to the Revenue Streams.

(e) Subject to Section 5.4(h), promptly (but in no event more than five (5) Business Days) after receipt by Forest or the Transferors of notice of any action, suit, claim, demand, dispute, investigation, arbitration or other proceeding (commenced or threatened) relating to a License Agreement, this Agreement or the transactions contemplated thereby or hereby, Forest shall (i) notify the Buyer in writing of the receipt of such notice and the substance thereof, and (ii) if such notice is in writing, furnish the Buyer with a copy of such notice and any related materials with respect thereto.

(f) The obligations of Forest, the Seller and Development Partners contained in Section 5.4(a) through Section 5.4(e) shall terminate as of the Takeda Asset Transfer to the extent related to the Takeda License Agreement or the Takeda Revenue Stream.

(g) Forest shall notify Buyer in writing not less than thirty (30) calendar days prior to any change in, or amendment or alteration of, Forest’s, the Seller’s or any Transferor’s (A) legal name, (B) form or type of organizational structure, or (C) jurisdiction of organization.

(h) Notwithstanding anything to the contrary contained in this Agreement and other than with respect to Royalty Reports the disclosure of which is covered by Section 5.17(c), if Forest reasonably believes, based on advice of counsel, that the disclosure by Forest to the Buyer of any information or the furnishing by Forest to the Buyer of a copy of any notice, certificate, offer, proposal, correspondence, report or other communication would constitute a breach by Forest or the Transferors of any confidentiality obligation to a License Counterparty pursuant to the applicable License Agreement, as in effect on the date hereof (a “Confidentiality Breach”), Forest shall instead promptly (but in no event more than five (5) Business Days) provide to the Buyer a written summary of all material details of such information, notice, certificate, offer, proposal, correspondence, report or other communication, reasonably believed by Forest, based on advice of counsel, to be material (a “Material Summary”) to the extent providing such summary is not itself a Confidentiality Breach in the reasonable belief of Forest. If Forest reasonably believes, based on advice of counsel, that the disclosure by Forest to the Buyer of such Material Summary would constitute a Confidentiality Breach, then Forest shall paraphrase or otherwise describe the substance of such information, notice, certificate, offer, proposal, correspondence, report or other communication to the maximum extent possible without, in the reasonable belief of Forest based on advice of counsel, causing a Confidentiality Breach (“Permissible Summary Disclosure”).

Section 5.5 Inspections and Audits of License Counterparties. From and after the Closing, at the written request of the Buyer, the Transferors shall, to the extent permitted under Section 6.5 of the Takeda License Agreement, Section 8.5 of the Priligy® BC License Agreement or Section 3.5 of the Priligy® Xiamen License Contract, cause an inspection or audit by an independent public accounting firm to be made for the purpose of determining the correctness of payments made under the applicable License Agreement. With respect to any such inspection, the applicable Transferor shall, for purposes of the applicable License Agreement, select such independent public accounting firm as the Buyer shall recommend for such purpose (as long as such independent certified public accountant is reasonably acceptable to the License Counterparty as required by the applicable License Agreement). All of the expenses of any inspection or audit requested by the Buyer hereunder (including the fees and expenses of such independent public accounting firm designated for such purpose) that would otherwise be borne by the applicable Transferor, pursuant to the applicable License Agreement shall instead be borne (if and as such expenses are incurred) by the Buyer.

Section 5.6 Amendment of License Agreements. From and after the Closing, no Transferor shall, without the Buyer’s prior written consent, execute or agree to execute any alteration, amendment, change or addition (a “Modification”) of or to any provision of any of the License Agreements. The Buyer shall not unreasonably withhold, delay or condition its consent to any Modification proposed to the Takeda License Agreement that would not adversely affect the Takeda Revenue Stream or any Modification to a Priligy® License Agreement that would not adversely affect the Priligy® Revenue Streams. Subject to the foregoing, promptly, and in any event within two (2) Business Days, following receipt by a Transferor, of a fully executed Modification to a License Agreement, the applicable Transferor shall furnish a copy of such Modification to the Buyer.

Section 5.7 Maintenance of License Agreements. From and after the Closing, Forest and the Transferors shall comply in all material respects with their obligations under the License Agreements and shall not take any action or forgo any action that would reasonably be expected to constitute a material breach thereof. Promptly, and in any event within five (5) Business Days, after receipt of any written notice from a License Counterparty of an alleged breach by a Transferor, under one of the License Agreements, Forest shall give notice thereof to the Buyer, including delivering to the Buyer a copy of such written notice. Forest shall, and shall cause the applicable Transferors to, use their respective commercially reasonable efforts to cure any breaches by such Transferor under the License Agreements and shall give written notice to the Buyer upon Forest’s reasonable belief that such breach has been cured. The obligations of Forest and the Transferors contained in this Section 5.7 shall terminate with respect to the Takeda License Agreement as of the Takeda Asset Transfer.

Section 5.8 Exercise of PPD Option. From and after the Closing, Forest shall not, and shall cause the Seller and Development Partners not to, without the Buyer’s prior written consent, elect any option to develop any PPD Products pursuant to Article 12 of the Takeda License Agreement.

Section 5.9 Enforcement of License Agreements.

(a) Notice of Breaches by License Counterparty. From and after the Closing: (i) promptly (and in any event within five (5) Business Days) after Forest or any of the Transferors becomes aware of, or comes to believe in good faith that there has been a breach by TSD or TPC of the Takeda License Agreement, or a breach by BC or Xiamen of one of the Priligy® License Agreements, Forest or such Transferor shall provide notice of such breach to the Buyer, and (ii) subject to Section 5.4(h), the Transferors shall provide to the Buyer a copy of any written notice of breach or alleged breach of a License Agreement delivered by Forest or a Transferor to TSD, TPC, BC or Xiamen, as soon as practicable and in any event not less than five (5) Business Days following such delivery.

(b) Enforcement of License Agreements. From and after the Closing: (i) in the case of any breach by TSD or TPC of the Takeda License Agreement, or BC or Xiamen of a Priligy® License Agreement, Forest and the Transferors shall consult with the Buyer regarding the timing, manner and conduct of any enforcement of the License Counterparty’s obligations under the applicable License Agreement, and (ii) the Transferors shall, if (and, except as otherwise provided in this Section 5.9(b), only if) requested in writing by the Buyer, within ten (10) Business Days after receipt of such request, use commercially reasonably efforts to exercise such rights and remedies relating to such breach as shall be available to the Transferors, whether under the applicable License Agreement or by operation of law, as reasonably instructed by the Buyer and, if requested by the Buyer, the Transferors shall employ such counsel reasonably satisfactory to the Transferors as the Buyer shall recommend for such purpose; provided, that in the case of a breach by BC or Xiamen of one of the Priligy® License Agreements, if the exercise of such rights and remedies relating to such breach would not reasonably be expected to adversely affect the Priligy® Royalty Stream, then Forest or Transferors may exercise such rights and remedies relating to such breach as shall be available to them, whether under the applicable License Agreement or by operation of law. Forest will provide the Buyer with notice of any exercise or enforcement taken pursuant to the proviso to the preceding sentence. Notwithstanding any provision of this Agreement to the contrary, nothing contained in this Agreement shall obligate Forest or the Transferors to take any action, or omit to take any action, that would conflict with, violate or cause a violation of, contravene or cause a default under, any applicable law or regulation or any Judgment binding on Forest, the Transferor or their respective Affiliates.

(c) Allocation of Proceeds and Costs of Enforcement. All costs and expenses (including attorneys’ fees and expenses) of any enforcement of the License Agreements undertaken at the Buyer’s request pursuant to this Section 5.9 shall be borne by the Buyer. The Buyer shall fund any retainers, advances, and regular invoices required or sent by the counsel employed for such enforcement (such amounts to be credited or deducted from the actual amounts owed by the Buyer under the immediately preceding sentence). The Buyer shall reimburse Forest or the Transferors for any of their reasonable costs or expenses in connection with any enforcement the License Agreements undertaken at the Buyer’s request pursuant to this Section 5.9. From and after the Closing, the Proceeds resulting from any enforcement of a License Counterparty’s obligations under a License Agreement undertaken at the Buyer’s request pursuant to this Section 5.9, after deduction of costs and expenses (including reasonable attorneys’ fees and expenses) actually incurred by Forest or the Transferors in connection with such enforcement but not yet reimbursed by the Buyer pursuant to this Section 5.9(c), shall be paid to the Buyer, provided that, with respect to any individual enforcement action, to the extent there are Proceeds attributable to sales of product or events occurring prior to January 1, 2014, then such Proceeds shall be for the benefit of, and the costs and expenses of such enforcement action shall be borne by, Forest and Transferors, on the one hand, and the Buyer, on the one hand, in proportion to the portion of Proceeds so attributable. Nothing contained herein shall limit Forest or the Transferors from retaining, at their expense, separate outside counsel who shall be permitted, where reasonably practical, to consult with the lead counsel selected by the Buyer for such enforcement.

Section 5.10 Termination of License Agreements. From and after the , the Transferors shall not exercise any right to terminate any of the License Agreements, or agree with a License Counterparty to terminate any of the License Agreements, except with the prior written consent of the Buyer.

Section 5.11 Preservation of Rights. From and after the Closing, Forest shall not, and shall cause the Seller not to, sell, transfer, hypothecate, assign or in any manner convey or mortgage, pledge or grant a security interest or other encumbrance of any kind in any of their respective interest in any portion of (a) the Collaboration Patent Estate or (b) the Takeda License Agreements, without the prior written consent of the Buyer. From and after the Closing, Forest shall not, and shall cause the Seller not to, sell, transfer, hypothecate, assign or in any manner convey or mortgage, pledge or grant a security interest or other encumbrance of any kind in any of their respective interest in any portion of (x) the Priligy® Intellectual Property or (y) the Priligy® License Agreements, the Lilly Agreement or the Alza Agreement, without the prior written consent of the Buyer unless such sale, transfer, hypothecation, assignment, conveyance, mortgage security interest or other encumbrance, is expressly made subject to the Buyer’s rights hereunder and a copy of the agreement effecting such transaction is delivered to the Buyer. Notwithstanding the foregoing, the restrictions contained in this Section 5.11 on hypothecations, mortgages, pledges, grants of security interests or other encumbrances that would constitute Liens (as defined in the Credit Agreement) shall not be effective until such time as the Credit Agreement shall have been repaid in full and terminated.

Section 5.12 Enforcement; Challenges.

(a) Enforcement.

(i) Takeda. From and after the Closing: (1) Forest or the Transferors shall promptly inform the Buyer if any of Forest or the Seller or Development Partners becomes aware of any suspected infringement by a third party of any patent right within the Collaboration Patent Estate, and (2) subject to Section 5.4(h), Forest shall provide to the Buyer a copy of any written notice of any suspected infringement of any patent right in the Collaboration Patent Estate delivered or received under Section 11.3 of the Takeda License Agreement as soon as practicable and in any event not less than five (5) Business Days following such delivery.

(ii) Priligy®.

(A) From and after the Closing: (1) Forest or the Transferors shall promptly inform the Buyer if any of Forest or the Transferors becomes aware of any suspected infringement by a third party of any patent right within the Licensed Patents, and (2) subject to Section 5.4(h), Forest shall provide to the Buyer a copy of any written notice of any suspected infringement of any patent right within the Licensed Patents delivered or received under Section 9.3 of the Priligy® BC License Agreement or under the Priligy® Xiamen License Contract as soon as practicable and in any event not less than five (5) Business Days following such delivery or receipt. GenuPro shall not grant its consent under Section 9.3(e) of the Priligy® BC License Agreement with respect to any enforcement of the Licensed Patents by BC pursuant to Section 9.3(c) of the Priligy® BC License Agreement without first obtaining the prior written consent of the Buyer (such consent not to be unreasonably withheld, delayed or conditioned).

(B) From and after the Closing, if GenuPro shall have the right pursuant to Section 9.3(c) of the Priligy® BC License Agreement to bring suit to enforce the Licensed Patents in respect of any suspected infringement by a third party of a patent right within the Licensed Patents, then as soon as practicable and in any event not less than five (5) Business Days following GenuPro becoming aware of such right, Forest shall provide notice of such right to the Buyer. Forest shall cause GenuPro to, if (and only if) requested in writing by the Buyer, within ten (10) Business Days after receipt of such request, and in consultation with the Buyer, proceed to bring such a suit and to use its commercially reasonable efforts to enforce the patent rights within the Licensed Patents and to exercise such rights and remedies relating to such third party infringement as shall be available to GenuPro under applicable law. If requested by the Buyer, GenuPro shall employ such counsel reasonably satisfactory to GenuPro as the Buyer shall recommend for such purpose. Notwithstanding any provision of this Agreement to the contrary, nothing contained in this Agreement shall obligate Forest or GenuPro to take any action, or omit to take any action, that would conflict with, violate or cause a violation of, contravene or cause a default under, any applicable law or regulation or any Judgment binding on Forest, GenuPro or their respective Affiliates.

(b) Challenges.

(i) From and after the Closing, (A) Forest or the Transferors shall promptly inform the Buyer if any of Forest or the Transferors becomes aware of any challenge to any patent right within the Licensed Patents (including of the type described in Section 9.3(c) of the Priligy® BC License Agreement or Article 5 of the Priligy® Xiamen License Contract), and (B) subject to Section 5.4(h), Forest shall provide to the Buyer a copy of any written notice of any such challenge delivered or received by any of the Transferors under the Priligy® BC License Agreement or the Priligy® Xiamen License Contract, in each case, as soon as practicable and in any event not less than five (5) Business Days following such delivery or receipt. None of the Transferors shall grant its consent under Section 9.3(e) of the Priligy® BC License Agreement or under Article 5 of the Priligy® Xiamen License Contract with respect to any defense by BC or Xiamen, as applicable, of any such challenge without first obtaining the prior written consent of the Buyer (such consent not to be unreasonably withheld, delayed or conditioned).

(ii) From and after the Closing, if any of the Transferors shall have the right under the Priligy® BC License Agreement pursuant to Section 9.3(c) thereof or under the Priligy® Xiamen License Contract to defend against a challenge of any patent right within the Licensed Patents, then as soon as practicable and in any event within five (5) Business Days following such Transferor becoming aware of such right, Forest shall provide notice of such right to the Buyer. Forest shall cause such Transferor to, if (and only if) requested in writing by the Buyer, within ten (10) Business Days after receipt of notice of such right, and in consultation with the Buyer, proceed to conduct such defense and to use its commercially reasonable efforts to defend the Licensed Patents against such challenge and to exercise such rights and remedies relating to such challenge as shall be available to such Transferor under applicable law. If requested by the Buyer, such Transferor shall employ such counsel reasonably satisfactory to such Transferor as the Buyer shall recommend for such purpose. Notwithstanding any provision of this Agreement to the contrary, nothing contained in this Agreement shall obligate Forest or any of the Transferors to take any action, or omit to take any action, that would conflict with, violate or cause a violation of, contravene or cause a default under, any applicable law or regulation or any Judgment binding on Forest, the Transferors or their respective Affiliates.

(c) Costs of Enforcement or Challenges. All costs and expenses (including attorneys’ fees and expenses) of any enforcement of or defense of any challenge to the patent rights within the Licensed Patents undertaken at the Buyer’s request pursuant to this Section 5.12 shall be borne by the Buyer. The Buyer shall fund any retainers, advances, and regular invoices required or sent by the counsel employed for such enforcement or defense (such amounts to be credited or deducted from the actual amounts owed by the Buyer under the immediately preceding sentence). The Buyer shall reimburse Forest or the applicable Transferor for any of its reasonable costs or expenses in connection with any enforcement of or defense of any challenge to the patent rights included within the Licensed Patents undertaken at the Buyer’s request pursuant to this Section 5.12. Nothing contained herein shall limit Forest or any of the Transferors from retaining, at its expense, separate outside counsel who shall be permitted, where reasonably practical, to consult with the lead counsel selected by the Buyer for such enforcement.

Section 5.13 Efforts to Consummate Transactions. Subject to the terms and conditions of this Agreement, each of Forest, the Transferors and the Buyer shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable law to consummate the transactions contemplated by this Agreement. Each of Forest, Transaction Sub, the Transferors and the Buyer agrees to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

Section 5.14 Further Assurances. From and after the Closing: (a) Forest, the Transferors and the Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to give effect to the transactions contemplated by this Agreement to be effected at such Closing, and (b) the Transferors shall, upon the written request of the Buyer, record and file, at the Buyer’s expense, financing statements (and continuation statements with respect to such financing statements when applicable) with respect to the sale of the Purchased Revenue Rights and the Revenue Streams meeting the requirements of applicable state law in such manner and in such jurisdictions as are necessary or appropriate to perfect the sale, transfer, assignment and conveyance of the Purchased Revenue Rights to the Buyer.

Section 5.15 Forest Exclusivity. Forest agrees that, for the period commencing on the date hereof and continuing through the earlier of (a) the termination of this Agreement, and (b) the Closing, none of Forest, Transaction Sub or any of their Affiliates (including any officer or director of Forest, Transaction Sub or any of their Affiliates) shall, and Forest shall use its commercially reasonable efforts to cause its agents and representatives (including any financial advisor, attorney or accountant retained by Forest, Transaction Sub or any of their affiliates) not to, directly or indirectly, solicit, initiate, encourage or facilitate (including by way of furnishing information or data) any inquiries from a third party or the making of any proposal or offer by a third party with respect to the purchase of the applicable Purchased Revenue Rights or the applicable Revenue Streams or the making of any loan or other investment secured by or the returns on which are derived by reference to or are dependent on payments on, the applicable Revenue Streams or the products underlying such Revenue Streams.

Section 5.16 Buyer Exclusivity. The Buyer agrees that, for the period commencing on the date hereof and continuing through the earliest of (a) the termination of this Agreement, (b)

the Closing, and (c) the fifth (5th) Business Day following one or more parties other than an Affiliate of Forest (a “Competing Bidder”) either (i) entering into a definitive agreement with Furiex pursuant to which the Competing Bidder would acquire Furiex or (ii) commencing a tender offer to acquire all of the Furiex Stock at a per share offer price higher than the per share offer price in the Merger by Transaction Sub, unless prior to such time Transaction Sub shall have increased its per share offer price in the Merger to be higher than the per share offer price of such Competing Bidder, neither the Buyer nor its Affiliates (including any partner, officer, director or employee of the Buyer or its Affiliates) shall, and the Buyer shall use its commercially reasonable efforts to cause its agents and representatives (including any financial advisor, attorney or accountant retained by the Buyer or any of its Affiliates) not to, directly or indirectly, solicit, initiate, encourage or facilitate (including by way of furnishing information or data or offering financing or to purchase the Purchased Revenue Rights or the Revenue Streams from a third party) any inquiries from a third party or the making of any proposal or offer by a third party with respect to a transaction competitive with the Merger.

Section 5.17 Licensor Consents; Post-Closing Assignments.

(a) Forest shall use commercially reasonable efforts to cause the Furiex Merger Agreement to include a provision obligating Furiex and the other Transferors to use commercially reasonable efforts to obtain the Takeda Consent and the Priligy® Consents prior to the Closing and, if not obtained prior to the Closing, to cause the Transferors to use commercially reasonable efforts to obtain the Takeda Consent and the Priligy® Consents after the Closing (in both cases, without the payment of any additional consideration).

(b) At the Closing or, if the Takeda Consent is not obtained prior to the Closing, promptly (but in any event within ten (10) Business Days) following the Takeda Consent being obtained, Forest shall cause the applicable Transferor to, assign to the Buyer all of its rights in the Takeda Related Assets, and the Buyer shall assume all obligations arising out of the ownership of the Takeda Related Assets from and after such assignment, pursuant to a bill of sale, assignment and assumption in form and substance reasonably satisfactory to the Buyer and Forest (the “Takeda Asset Transfer”). For the avoidance of doubt, the Buyer shall not assume any obligation to indemnify TSD or TPC arising from or related to events occurring prior to the effectiveness of such assignment.

(c) From and after the Closing, until such time as Forest shall have obtained the Takeda Consent or the Priligy® Consent as set forth above, Forest shall (and shall cause the Seller and the Transferors to), within ten (10) Business Days following the receipt by Forest or the Seller or a Transferor of any Takeda Royalty Report or a Priligy® Royalty Report, deliver to the Buyer a certificate of an appropriate representative of Forest for the applicable calendar quarter certifying to Forest’s reasonable belief (i) whether the amount of the payment made for the applicable calendar quarter is the result of the correct application of the terms of the applicable License Agreement, as reported in the applicable Royalty Report, (ii) whether the net sales or other relevant metric appears on the face of the applicable Royalty Report to have been calculated in accordance with the terms of the applicable License Agreement, (iii) whether any set-off was applied to reduce the amount of such payment for such calendar quarter, other than expressly permitted in the applicable License Agreement, and (iv) in the event any such set-offs were applied to reduce the amount of such payment for such calendar quarter, (A) whether any such set-offs appear on the face of the Royalty Report to have been calculated and applied in accordance with the terms of the applicable License Agreement, and (B) as to the amount and nature of any such set-offs in reasonable detail unless the provision to the Buyer of such a description of any such set-offs is reasonably believed by Forest to constitute a Confidentiality Breach by Forest, in which event Forest shall be required to provide a Material Summary, or if a Material Summary is not possible in the reasonable belief of Forest, a Permissible Summary Disclosure to the Buyer with respect to any such set-offs. Promptly after Closing, Forest shall advise the Buyer in writing of the initial appropriate representative of Forest so designated for purposes of this Section 5.17(c), including such person’s contact information.

(d) From and after the Takeda Asset Transfer, upon the reasonable request of the Buyer, Forest shall (and shall cause the Seller and Development Partners to) use commercially reasonable efforts to assist the Buyer, at the Buyer’s expense, with respect to any of its obligations assumed under the Takeda License Agreement pursuant to Section 5.17(b) with respect to the Takeda Related Assets (but without the payment of any additional consideration) by providing reasonable access to any records, documents, employees or assets under its control that are relevant to fulfilling such assumed obligations.

Section 5.18 Joinder of Transferors. Promptly following the consummation of the Merger, Forest shall cause each of the Transferors to execute a joinder to this Agreement in the form attached as Exhibit E (the “Joinder”) and to deliver the executed Joinder to the Buyer.

Section 5.19 Furiex Merger Agreements. Forest shall not grant a Revenue-Related Consent, waive compliance by Furiex with the Revenue-Related Covenants or consent to any amendment to the Revenue-Related Covenants, without the consent of the Buyer (Buyer’s consent not to be unreasonably withheld, delayed or conditioned). It is understood and agreed that nothing in this Agreement shall restrict Forest and Transaction Sub from (a) making their own independent determination regarding whether any of the conditions set forth in Sections 6.1 and 6.2 of the Furiex Merger Agreement have been satisfied, or (b) electing to proceed with the Merger notwithstanding the failure of any of the conditions set forth in Sections 6.1 and 6.2 of the Furiex Merger Agreement to have been satisfied. Subject to Section 5.4(h), Forest shall provide to the Buyer copies of all correspondence, reports, documents or other materials it receives from Furiex pursuant to Furiex’s obligations contained in (or incorporated by reference in) Section 5.18 of the Furiex Merger Agreement.

Section 5.20 Notifications Regarding Furiex Revenue Rights Condition. Forest shall promptly advise the Buyer, and the Buyer shall promptly advise Forest, if at any time prior to the Closing such party becomes aware of any facts or circumstances that, when taken individually or together, would give rise to a reasonable good faith belief that the Furiex Revenue Rights Condition is unlikely to be satisfied.

Section 5.21 Reimbursement of Lilly Payments. From and after the Closing,

(a) within ten (10) Business Days after receiving a written invoice from Forest setting forth the amount of Lilly Payments owed with respect to the Priligy® Purchased Revenue Rights (accompanied by all supporting documentation (including a copy of the comprehensive royalty report sent to Lilly pursuant to Section 3.2 of the Lilly Agreement) relevant to the calculation of such payment), the Buyer shall reimburse Forest for the amount of such invoiced Lilly Payments. Notwithstanding the foregoing, in the event that the Buyer disagrees with the calculation of any Lilly Payments, the Buyer and Foret shall use good faith efforts to resolve such disagreement and no payment shall be owed until the parties have reached such agreement.

(b) Forest shall cause the Transferors to maintain complete and accurate records in sufficient detail to permit the Buyer to confirm the accuracy of the amount of any Lilly Payments to be reimbursed pursuant to this Section 5.21. Upon reasonable prior notice, such records shall be open during regular business hours for examination at the Buyer’s expense, and not more often than once each calendar year, by an independent certified public accountant selected by the Buyer and reasonably acceptable to Forest for the sole purpose of verifying the accuracy of the invoices furnished by Forest pursuant to this Section 5.21. Any such auditor shall not disclose the Transferors’ confidential information to the Buyer, except to the extent such disclosure is necessary to verify the accuracy of the invoices furnished by Forest pursuant to this Section 5.21. Any amounts shown to be owed but unpaid, or overpaid and in need of reimbursement, shall be paid or refunded (as the case may be) within ten (10) Business Days after the accountant’s report, plus interest at five percent (5%) per annum from the original due date (unless challenged in good faith by Forest, in which case interest shall not accrue with respect to the disputed portion during the period of time the dispute is being resolved). The Buyer shall bear the full cost of such audit unless such audit reveals an overpayment or underpayment to Forest that resulted from a discrepancy in an invoice that Forest provided to the Buyer during the applicable audit period, which underpayment or overpayment was more than five percent (5%) of the amount set forth in such invoice, in which case Forest shall bear the full cost of such audit.

(c) at the request and expense of the Buyer, the Transferors shall exercise their audit rights in the Priligy® License Agreements to verify the accuracy of any information provided by the applicable License Counterparties.

Section 5.22 Periodic Reimbursement. For any periods after the date hereof during which Forest or the Transferors take any action or otherwise incur any cost that, under the terms of this Agreement, is to be at the Buyer’s expense, the Buyer shall periodically, and in no event less frequently than every thirty (30) days, reimburse Forest or the Transferors for any of their reasonable costs or expenses in connection therewith.

ARTICLE 6

INDEMNIFICATION

Section 6.1 General Indemnity. Subject to Section 6.3, from and after the Closing:

(a) Forest and the Seller hereby jointly and severally agree to indemnify, defend and hold harmless the Buyer and its Affiliates and its and their directors, managers, trustees, officers, agents and employees (the “Buyer Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by the Buyer Indemnified Parties to the extent arising out of or resulting from (A) any breach of any of the representations or warranties (in each case, when made) of Forest and any Transferor in this Agreement (including in the Joinder and any certificates delivered by Forest or any Transferor pursuant to this Agreement), and (B) any breach of any of the covenants or agreements of Forest or any Transferor in this Agreement (including in the Joinder), (it being understood that none of the representations, warranties or agreements of Furiex contained in, and no certificate or other document delivered by Furiex pursuant to, the Furiex Merger Agreement shall give rise to any indemnification obligation pursuant to this Section 6.1(a)); and

(b) the Buyer hereby agrees to indemnify, defend and hold harmless Forest, the Transferors and their respective Affiliates and their respective directors, officers, agents and employees (“Seller Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by the Seller Indemnified Parties to the extent arising out of or resulting from (A) any breach of any of the representations or warranties (in each case, when made) of the Buyer in this Agreement, and (B) any breach of any of the covenants or agreements of the Buyer in this Agreement, (C) any action taken by Forest or Transferors at Buyer’s direction pursuant to Article 5, and (D) any claims arising out of the ownership or operation of the Takeda Related Assets from and after the Takeda Asset Transfer.

Section 6.2 Notice of Claims. If either a Buyer Indemnified Party, on the one hand, or a Seller Indemnified Party, on the other hand (such Buyer Indemnified Party on the one hand and such Seller Indemnified Party on the other hand being hereinafter referred to as an “Indemnified Party”), has suffered or incurred any Losses for which indemnification may be sought under this Article 6, the Indemnified Party shall so notify the other party from whom indemnification is sought under this Article 6 (the “Indemnifying Party”) promptly in writing describing such Loss, the amount or estimated amount thereof, if known or reasonably capable of estimation, and the method of computation of such Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss shall have occurred. If any claim, action, suit or proceeding is asserted or instituted by or against a third party with respect to which an Indemnified Party intends to claim any Loss under this Article 6, such Indemnified Party shall promptly notify the Indemnifying Party of such claim, action, suit or proceeding and tender to the Indemnifying Party the defense of such claim, action, suit or proceeding. A failure by an Indemnified Party to give notice and to tender the defense of such claim, action, suit or proceeding in a timely manner pursuant to this Section 6.2 shall not limit the obligation of the Indemnifying Party under this Article 6, except to the extent such Indemnifying Party is actually prejudiced thereby.

Section 6.3 Limitations on Liability. No party hereto shall be liable for any consequential, punitive, special or incidental damages under this Article 6 (and no claim for indemnification hereunder shall be asserted) as a result of any breach or violation of any covenant or agreement of such party (including under this Article 6) in or pursuant to this Agreement.

Section 6.4 Third Party Claims. Upon providing notice to an Indemnifying Party by an Indemnified Party pursuant to Section 6.2 of the commencement of any action, suit or proceeding against such Indemnified Party by a third party with respect to which such Indemnified Party intends to claim any Loss under this Article 6, such Indemnifying Party shall have the right to defend such claim, at such Indemnifying Party’s expense and with counsel of its choice reasonably satisfactory to the Indemnified Party. If the Indemnifying Party assumes the defense of such claim, the Indemnified Party shall, at the request of the Indemnifying Party, use commercially reasonable efforts to cooperate in such defense; provided, that the Indemnifying Party shall bear the Indemnified Party’s reasonable out-of-pocket costs and expenses incurred in connection with such cooperation. So long as the Indemnifying Party is conducting the defense of such claim as provided in this Section 6.4, the Indemnified Party may retain separate co-counsel at its expense and may participate in the defense of such claim, and neither the Indemnified Party nor the Indemnifying Party shall consent to the entry of any Judgment or enter into any settlement with respect to such claim without the prior written consent of the other unless such Judgment or settlement (a) provides for the payment by the Indemnifying Party of money as sole relief (if any) for the claimant (other than customary and reasonable confidentiality obligations relating to such claim, Judgment or settlement), (b) results in the full and general release of the Indemnified Party from all liabilities arising out of, relating to or in connection with such claim, and (c) does not involve a finding or admission of any violation of any law, rule, regulation or Judgment, or the rights of any Person, and has no effect on any other claims that may be made against the Indemnified Party. In the event the Indemnifying Party does not or ceases to conduct the defense of such claim as so provided, (i) the Indemnified Party may defend against, and consent to the entry of any Judgment or enter into any settlement with respect to, such claim in any manner it may reasonably deem to be appropriate, (ii) subject to the limitations set forth in Section 6.3, the Indemnifying Party shall reimburse the Indemnified Party promptly and periodically for the reasonable out-of-pocket costs of defending against such claim, including reasonable attorneys’ fees and expenses against reasonably detailed invoices, and (iii) the Indemnifying Party shall remain responsible for any Losses the Indemnified Party may suffer as a result of such claim to the full extent provided in this Article 6.

Section 6.5 Exclusive Remedy. Except as set forth in Section 8.13, from and after the Closing, the rights of the parties hereto, including the Buyer and the Transferors, pursuant to (and subject to the conditions of) Section 6.1(a) shall be the sole and exclusive remedy of the parties hereto, including the Buyer, the Transferors, and their respective Affiliates with respect to any claims (whether based in contract, tort or otherwise) resulting from or relating to any breach of the representations, warranties, covenants and agreements made under this Agreement or any certificate, document or instrument delivered hereunder, and each party hereto hereby waives, to the fullest extent permitted under applicable law, and agrees not to assert after Closing, any other claim or action in respect of any such breach. Notwithstanding the foregoing, claims for fraud shall not be waived or limited in any way by this Article 6.

ARTICLE 7

TERMINATION

Section 7.1 Grounds for Termination. This Agreement may be terminated in its entirety at any time prior to the Closing:

(a) by mutual written agreement of the Buyer and Forest;

(b) by the Buyer upon notice in writing to Forest at any time on or after:

(i) the termination of the Furiex Merger Agreement pursuant to its terms;

(ii) following a material breach by Forest of any of its representations, warranties, covenants, agreements or obligations under this Agreement if Forest has not cured such breach within twenty (20) days of being notified of such breach in writing by the Buyer; provided, that with respect to Forest’s obligation to consummate the Closing such cure period shall be five (5) Business Days; or

(c) by Forest upon notice in writing to the Buyer at any time on or after:

(i) the termination of the Furiex Merger Agreement pursuant to its terms;

(ii) the failure of the Buyer to deliver a Buyer Revenue Rights Condition Certificate stating its agreement that the Revenue Rights Condition has been satisfied within two (2) Business days following delivery of the Furiex Revenue Rights Condition Certificate;

(iii) the delivery by the Buyer of a Buyer Revenue Rights Condition Certificate stating that the Buyer has determined that the Revenue Rights Condition has not been satisfied;

(iv) following a material breach by the Buyer of any of its representations, warranties, covenants, agreements or obligations under this Agreement if the Buyer has not cured such breach within twenty (20) Business Days of being notified of such breach in writing by Forest; provided, that with respect to the Buyer’s obligation to consummate the Closing such cure period shall be five (5) Business Days.

Section 7.2 Automatic Termination. Unless earlier terminated as provided in Section 7.1, this Agreement shall continue in full force and effect until sixty (60) days after such time as each of TSD, TPC, BC and Xiamen (or any other applicable third party) is no longer obligated to make any payments of the Revenue Streams, at which point this Agreement shall automatically terminate, except with respect to any rights that shall have accrued prior to such termination.

Section 7.3 Survival. Notwithstanding anything to the contrary in this Article 7, the following provisions shall survive termination of this Agreement: Section 5.1 (Disclosures), Article 6 (Indemnification) and Article 8 (Miscellaneous). Termination of the Agreement shall not relieve any party of liability in respect of breaches under this Agreement by any party on or prior to termination.

ARTICLE 8

MISCELLANEOUS

Section 8.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any particular Person, any other Person directly or indirectly controlling, controlled by or under common control with such particular Person.

“Agreement” is defined in the preamble.

“alogliptin” means the following compound, and all optical isomers, tautomers, salt forms (including esters thereof), and crystal forms of such compound and of any of the foregoing: 2-({6-[(3R)-3-aminopiperidin-1-yl]-3-methyl-2,4-dioxo-3,4-dihydropyrimidin-1(2H)-yl}methyl)benzonitrile.

“Alza Agreement” means the License and Asset Transfer Agreement by and among Alza Corporation, Janssen Pharmaceutica, NV, Furiex and GenuPro (as successor to GenuPro, Inc.), dated May 14, 2012, as amended on July 30, 2012 and as such agreement is amended or restated hereafter.

“APBI” means APBI Holdings, LLC, and includes any successor or assignee thereto.

“Bankruptcy Laws” means, collectively, bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws affecting the enforcement of creditors’ rights generally.

“BC” means Berlin Chemie AG (Menarini Group), and any successor or assignee thereto under the Priligy® BC License Agreement.

“Bill of Sale” is defined in Section 2.1(g).

“Business Day” means any day other than (a) a Saturday or Sunday, or (b) a day on which banking institutions located in New York are permitted or required by applicable law or regulation to remain closed.

“Buyer” is defined in the preamble.

“Buyer Indemnified Parties” is defined in Section 6.1(a).

“Buyer Revenue Rights Condition Certificate” is defined in Section 2.1(b).

“Collaboration Patent Estate” has the meaning ascribed to such term in the Takeda License Agreement.

“Competing Bidder” is defined in Section 5.16.

“Confidentiality Breach” is defined in Section 5.4(h).

“Control” means, with respect to any asset or right, possession by the Seller or any Transferor of the right to assign or transfer such asset or right as provided for herein without violating the terms of any agreement with any third party.

“Closing” means the closing of the sale, transfer, assignment and conveyance of the Purchased Revenue Rights hereunder.

“Credit Agreement” means the Credit Agreement dated as of December 12, 2012, among Forest, Forest Laboratories Holdings Limited and Forest Laboratories Ireland Limited, Forest Finance B.V., Forest Laboratories UK Limited, Forest Laboratories Canada, Inc., the other Foreign Subsidiary Borrowers party thereto, the other Lenders party thereto, J.P. Morgan Chase Bank, N.A., Fifth Third Bank, and Bank of America, N.A., Credit Suisse AG, Cayman Islands Branch, Morgan Stanley Senior Funding, Inc., U.S. Bank National Association and the Governor and Company of the World Bank of Ireland, and J.P. Morgan Securities LLC and Fifth Bank, as such agreement may be amended hereafter.

“dapoxetine” means the following compounds, and all optical isomers, tautomers, salt forms (including esters thereof), and crystal forms of such compound and of any of the foregoing:

(a) (+/-)-N,N-dimethyl-I-phenyl-3-(1-naphthalenyloxy)-propanamine;

(b) (S)-(+)-N, N-dimethyl-I-phenyl-3-(1-naphthalenyloxy)-propanamine;

(c) (R)-(-)-N, N-dimethyl-I-phenyl-3-(1-naphthalenyloxy)-propanamine;

(d) (+/-)-N, N-dimethyl-a-[2-(1-naphthalenyloxy) ethyl-benzenemethanamine;

(e) (S)-(+)-N, N-dimethyl-a-[2-(1-naphthalenyloxy) ethyl-benzenemethanamine;

(f) (R)-(-)-N, N-dimethyl-a-[2-(1-naphthalenyloxy) ethyl-benzenemethanamine;

(g) any pharmaceutically acceptable salt of any of the foregoing; and

(h) any active metabolite of any of the foregoing, including without limitation mono-desmethyl dapoxetine and di-desmethyl dapoxetine.

“Development Partners” means Development Partners, LLC.

“Forest” is defined in the preamble.

“Forest Material Adverse Effect” means any change, circumstance, effect, event or occurrence that individually or in the aggregate with all other changes, circumstances, effects, events or occurrences, has had or would reasonably be expected to have (a) a material adverse effect on the financial condition, business, assets, properties, liabilities or results of operations of Forest, (b) an adverse effect in any material respect on the Transferors’ rights and obligations under the License Agreements, the Purchased Revenue Rights or the Buyer’s rights and obligations under this Agreement (including the Joinder), or (c) prevents or materially impedes, hinders or delays the consummation of the transactions contemplated by this Agreement on a timely basis.

“Forest Matters Letter” means the letter delivered by Forest to the Buyer simultaneously with the execution of this Agreement.

“Furiex” is defined in the recitals and includes any successor or assignee thereto.

“Furiex Merger Agreement” means that the Agreement and Plan of Merger among Furiex, Forest and Transaction Sub, pursuant to which Furiex will be acquired by Forest.

“Furiex Revenue Rights Condition Certificate” is defined in Section 2.1(a).

“Furiex Stock” means the common stock, par value $0.001, of Furiex.

“GenuPro” means GenuPro, LLC and includes any successor or assignee thereto.

“Governmental Entity” means any: (a) nation, principality, republic, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or other entity and any court, arbitrator or other tribunal); (d) multi-national organization or body; or (e) individual, body or other entity exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Indemnified Party” is defined in Section 6.2.

“Indemnifying Party” is defined in Section 6.2.

“Joinder” is defined in Section 5.18.

“Judgment” means any judgment, order, writ, injunction, citation, award or decree of any nature.

“Knowledge of Forest” means the actual knowledge of the Senior Vice President, Chief Legal Officer and General Counsel of Forest and the Senior Vice President, Chief Compliance Officer of Forest after due inquiry.

“License Agreements” means, collectively, the Takeda License Agreement and the Priligy® License Agreements.

“License Counterparty” means (a) with respect to the Takeda License Agreement, TSD and TPC, (b) with respect to the Priligy® BC License Agreement, BC, and (c) with respect to the Priligy® Xiamen License Contract, Xiamen.

“Licensed Patents” has the meaning ascribed to such term in the Priligy® BC License Agreement.

“Lilly” means the Eli Lilly and Company, and includes any successor or assignee thereto under the Lilly Agreement.

“Lilly Agreement” means the Termination and License Agreement, dated December 18, 2003, by and between Lilly, Furiex (as successor to PPD, Inc.), GenuPro (as successor to GenuPro, Inc.) and APBI, a copy of which is attached as Exhibit I.

“Lilly Payment” means any of the following, as applicable: (a) with respect to each country within the Priligy® BC Territory, until BC’s obligations pursuant to Section 7.5 (Payments under the Lilly Agreement) of the Priligy® BC License Agreement come into effect with respect to such country, the amount of any royalty payment payable by Seller or any of its Affiliates to Lilly pursuant to obligations under Section 3.1(b) (Royalty Payments from APBI Holdings to Lilly) of the Lilly Agreement on Lilly Royalty Net Sales of the Priligy® Subject Compound/Product in such country from and after January 1, 2014 other than any such sales included in Net Sales (as such term is defined in the Priligy® Xiamen License Contract) (as such foregoing provisions exist on the Closing Date), (b) the amount of any royalty payment payable by Seller or any of its Affiliates to Lilly pursuant to obligations under Section 3.1(b) (Royalty Payments from APBI Holdings to Lilly) of the Lilly Agreement on Lilly Royalty Net Sales of the Xiamen Product in the Xiamen Territory from and after January 1, 2014 other than any such sales included in Net Sales (as such term is defined in the Priligy® BC License Agreement) (as such foregoing provisions exist on the Closing Date), and (c) the amount of any payment payable by Seller or its Affiliates pursuant to Section 3.1(c) (Third Party Payments) of the Lilly Agreement (including, if applicable, pursuant to the obligation under Section 7.9(b) (License Payments to Third Parties) of the Priligy® BC License Agreement) (as such provisions exist on the Closing Date) to pay milestone, royalty or other similar payments under an agreement between Lilly and a third party covering intellectual property rights in the Priligy® BC Territory or the Xiamen Territory (as such foregoing provisions exist on the Closing Date) to the extent arising from (i) sales of Priligy® Subject Compound/Product in the Field (as such term is defined in the Priligy® BC License Agreement in the Priligy® BC Territory), or (ii) or sales of Xiamen Product in the Field (as such term is defined in the Priligy® Xiamen License Contract in the Xiamen Territory), in each case of (i) and (ii), from and after January 1, 2014; provided, that, notwithstanding anything in this Agreement, the Priligy® BC License Agreement or the Lilly Agreement to the contrary, the “Lilly Payments” pursuant to subclauses (a) or (b) of this definition and the obligations of Section 5.21 shall be zero unless and until aggregate Lilly Royalty Net Sales of the Priligy® Subject Compound/Product, whether occurring prior to or after the date hereof, in the Priligy® BC Territory and the Xiamen Territory exceed $800,000,000 and thereafter the “Lilly Payments” shall be calculated as if the only Lilly Royalty Net Sales that have occurred are those occurring in the Priligy® BC Territory and the Xiamen Territory.

“Lilly Royalty Net Sales” means ‘Net Sales’ (as such term is defined in the Lilly Agreement).

“Loss” means any and all Judgments, damages, losses, claims, costs, liabilities and expenses, including reasonable fees and out-of-pocket expenses of counsel; provided, that, except in connection with the determination of “Losses” under Section 8.17(b), “Loss” shall not include any consequential, punitive, special or incidental damages.

“Material Summary” is defined in Section 5.4(h).

“Merger” is defined in the recitals.

“Modification” is defined in Section 5.6.

“Patent Authority” means any court or governmental patent authority of competent jurisdiction, including the United States Patent and Trademark Office or any foreign, international or supranational governmental authority of comparable jurisdiction.

“Permissible Summary Disclosure” is defined in Section 5.4(h).

“Person” means any individual, firm, corporation, company, partnership, limited liability company, trust, joint venture, association, estate, trust, Governmental Entity or other entity, enterprise, association or organization.

“PPD, Inc.” means Pharmaceutical Product Development, Inc.

“PPD Products” has the meaning ascribed to such term in the Takeda License Agreement.

“Priligy® BC Consent” means a consent letter in substantially the form attached hereto as Exhibit C-2, duly executed by GenuPro and BC, pursuant to which BC has consented to the assignment to the Buyer of the Priligy® BC Revenue Stream and to GenuPro fulfilling all of its obligations under this Agreement (including the Joinder).

“Priligy® BC License Agreement” means the License Agreement between GenuPro (as successor to GenuPro, Inc.) and BC, dated May 14, 2012, as amended on June 12, 2012, October 26, 2012, May 3, 2013, and November 1, 2013, and as such agreement is amended or restated thereafter, a copy of which is attached as Exhibit H-1.

“Priligy® BC Purchased Revenue Rights” means all of GenuPro’s rights to receive the Priligy® BC Revenue Stream.

“Priligy® BC Revenue Stream” means (a) all payments that become payable to GenuPro from and after January 1, 2014 (i) pursuant to Sections 7.2 or 7.3 of the Priligy® BC License Agreement with respect to any events occurring from and after January 1, 2014 in respect of any Priligy® Subject Compound/Product, and (ii) pursuant to Section 7.4 of the Priligy® BC License

Agreement with respect to sales of any Priligy® Subject Compound/Products in the Priligy® BC Territory from and after January 1, 2014, and (b) any recoveries payable to GenuPro under Section 9.3(e) of the Priligy® BC License Agreement, in connection with a third party product that is competitive to any Priligy® Subject Compound/Product to the extent attributable to sales of product made or events occurring from and after to January 1, 2014.

“Priligy® BC Territory” has the meaning ascribed to the term “Territory” in the Priligy® BC License Agreement.

“Priligy® Consents” means, collectively, (a) the Priligy® BC Consent, and (b) the Priligy® Xiamen Consent.

“Priligy® Intellectual Property” means the Licensed Patents, and all other intellectual property (whether patented or not), regulatory approvals, clinical data and other assets owned or licensed by any of the Transferors (or to which any of the Transferors has rights) (including any of the foregoing licensed under the Lilly Agreement or the Alza Agreement) that relate primarily to the Priligy® Revenue Streams.

“Priligy® License Agreements” means, collectively, the Priligy® BC License Agreement and the Priligy® Xiamen License Contract.

“Priligy® Purchased Revenue Rights” means collectively the Priligy® BC Purchased Revenue Rights and the Priligy® Xiamen Purchased Revenue Rights.

“Priligy® Royalty Reports” means, collectively, the quarterly reports deliverable by (a) BC pursuant to Section 8.2 of the Priligy® BC License Agreement, and (b) Xiamen pursuant to Section 3.4 of the Priligy® Xiamen License Contract.

“Priligy® Subject Compound/Product” means dapoxetine, and any products containing dapoxetine (including Priligy®).

“Priligy® Revenue Streams” means collectively the Priligy® BC Revenue Stream and the Priligy® Xiamen Revenue Stream.

“Priligy® Xiamen License Contract” means the Patent License Contract between APBI and Xiamen, dated Feb. 23, 2012 (as amended or restated hereafter), a copy of which is attached as Exhibit H-2.

“Priligy® Xiamen Consent” means a consent letter in substantially the form attached hereto as Exhibit C-3, duly executed by APBI and Xiamen, pursuant to which Xiamen has consented to the assignment to the Buyer of the Priligy® Xiamen Revenue Stream and to APBI fulfilling all of its obligations under this Agreement (including the Joinder)

“Priligy® Xiamen Purchased Revenue Rights” means all of APBI’s rights to receive the Priligy® Xiamen Revenue Stream.

“Priligy® Xiamen Revenue Stream” means all payments that become payable to APBI from and after January 1, 2014 pursuant to Section 3.2 of the Priligy® Xiamen License Contract with respect to sales of Xiamen Products in the Xiamen Territory from and after January 1, 2014.

“Proceeds” means any amounts actually recovered by the Seller as a result of any settlement or resolution of any actions, suits, proceedings, claims or disputes related to the License Agreement.

“Purchase Price” is defined in Section 1.2.

“Purchased Revenue Rights” means collectively the Takeda Purchased Revenue Rights and the Priligy® Purchased Revenue Rights.

“Representative” means, with respect to any Person, (a) any direct or indirect stockholder, member or partner of such Person, and (b) any manager, director, officer, employee, agent, advisor or other representative (including attorneys, accountants, consultants, scientists, lenders and potential lenders, investors, bankers and financial advisers) of such Person.

“Revenue Rights Condition” means that as of the Closing Date, no event shall have occurred (other than an event arising, directly or indirectly, from any action taken by Forest, Actavis plc, the Buyer or any of their respective Affiliates) that would reasonably be expected to result in (a) the unenforceability of TSD’s and TPC’s obligations to make milestone payments or pay royalties pursuant to Article 5 of the Takeda License Agreement; or (b) any of the patents included within the Collaboration Patent Estate being determined and held by a Patent Authority to be invalid, which invalidity would reasonably be expected to have a material adverse effect on the milestone payments or royalties payable by TSD and TPC pursuant to Article 5 of the Takeda License Agreement.

“Revenue Streams” means, collectively, the Takeda Revenue Stream and the Priligy® Revenue Streams.

“Revenue-Related Consent” means the consent of Forest pursuant to the Furiex Merger Agreement to any act of Furiex that, in the absence of such consent, would constitute a breach of the Revenue-Related Covenants.

“Revenue-Related Covenants” means the covenants of Furiex contained in Section 5.1 of the Furiex Merger Agreement (solely to the extent related to the License Agreements, the Purchased Revenue Rights, the Takeda Related Assets or the Priligy® Intellectual Property) or the covenants of Furiex contained in (or incorporated by reference into) Section 5.18 of the Furiex Merger Agreement.

“Royalty Reports” means, collectively, the Takeda Royalty Reports and the Priligy® Royalty Reports.

“Royalty Sub” is defined in Section 8.17(a).

“Royalty Sub Transfer” is defined in Section 8.17(a).

“Seller” is defined in the recitals.

“Seller Indemnified Parties” is defined in Section 6.1(a).

“Takeda Asset Transfer” is defined in Section 5.17(b).

“Takeda Consent” means a consent letter in substantially the form attached hereto as Exhibit C-1, duly executed by Furiex, Development Partners, TSD and TPC, pursuant to which Takeda has consented to the assignment to the Buyer of all of the Takeda Related Assets covered by the Takeda License Agreement and to the applicable Transferor fulfilling all of its obligations under this Agreement (including the Joinder).

“Takeda License Agreement” means the Agreement by and among TSD, TPC, Development Partners, PPD, Inc. and Furiex (as successor to PPD, Inc.) dated July 13, 2005, as amended on October 10, 2005 and as such agreement may be amended or restated hereafter, a copy of which is attached as Exhibit G.

“Takeda Purchased Revenue Rights” means collectively all of the Seller’s and Development Partners’ rights to receive the Takeda Revenue Stream.

“Takeda Related Assets” means, collectively, the Takeda Revenue Stream, the Takeda License Agreement, and all intellectual property (whether patented or not), regulatory approvals, clinical data and other assets owned and Controlled by the Seller or any other Transferor (or to which it has rights) that relate primarily to the Takeda Revenue Stream.

“Takeda Revenue Stream” means (a) all payments payable pursuant to Sections 5.2 and 5.3 of the Takeda License Agreement, in each case, from and after January 1, 2014 with respect to any Takeda Subject Compound/Product, and (b) any recoveries payable to the Seller or Development Partners under Section 11.4 of the Takeda License Agreement in connection with a third party product that is competitive to any Takeda Subject Compound/Product, in each case (a) and (b), to the extent attributable to sales made of the Takeda Subject Compounds/Products, or other events occurring, during periods commencing on or after January 1, 2014.

“Takeda Royalty Reports” means the quarterly reports deliverable by TSD or TPC pursuant to Section 6.1(b) of the Takeda License Agreement.

“Takeda Subject Compounds/Products” means, collectively, (a) alogliptin, and any products containing alogliptin (including Nesina, Oseni and Kazano), and (b) trelagliptin, and any products containing trelagliptin.

“TPC” means Takeda Pharmaceutical Company Limited, and includes any successor or assignee thereto under the Takeda License Agreement.

“Transaction Sub” is defined in the recitals.

“Transferors” is defined in the recitals.

“trelagliptin” means the following compound, and all optical isomers, tautomers, salt forms (including esters thereof), and crystal forms of such compound and of any of the foregoing: 2-[[6-[(3R)-3-aminopiperidin-1-yl]-3-methyl-2, 4-dioxopyrimidin-1-yl]methyl]-4-fluorobenzonitrile.

“TSD” means Takeda San Diego, Inc., and includes any successor or assignee thereto under the Takeda License Agreement.

“UCC” means Article 9 of the Uniform Commercial Code of the State of Delaware, as in effect from time to time.

“Unapproved Modification” means (a) any Revenue-Related Consent or amendment or waiver of the Revenue-Related Covenants granted by Forest in breach of Section 5.19, or (b) any amendment, modification or waiver of the conditions precedent contained in Section 6.2(a) of the Furiex Merger Agreement (to the extent related to any inaccuracy of the representations and warranties contained in (or incorporated by reference into) Section 3.23 of the Furiex Merger Agreement), Section 6.2(b) of the Furiex Merger Agreement (to the extent related to any failure of the Revenue-Related Covenants to be performed in all material respects) or Section 6.2(d) of the Furiex Merger Agreement, which amendment, modification or waiver has not been approved in writing by the Buyer.

“Xiamen” means Xiamen Fuman Pharmaceuticals Co., Ltd., and includes any successor or assignee thereto under the Priligy® Xiamen License Contract.

“Xiamen Product” means the ‘Contract Product’ (as such term is defined in the Priligy® Xiamen License Contract).

“Xiamen Territory” means the People’s Republic of China, excluding Hong Kong, Macau and Taiwan.

Section 8.2 Certain Interpretations. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement:

(a) “either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting and shall be deemed to be followed by the words “without limitation;”

(b) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if;”

(c) “hereof,” “hereto,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement;

(d) references to a Person are also to its permitted successors and assigns;

(e) definitions are applicable to the singular as well as the plural forms of such terms;

(f) unless otherwise indicated, references to an “Article”, “Section” or “Exhibit” refer to an Article or Section of, or an Exhibit to, this Agreement, and references to a “Schedule” refer to the corresponding part of the Disclosure Schedule;

(g) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States;

(h) references to a law include any amendment or modification to such law and any rules and regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules and regulations occurs, before or after the date of this Agreement; and

(i) references to the Agreement shall include references to the Joinder (whether or not specified) once the Joinder has been executed.

Section 8.3 Headings. The table of contents and the descriptive headings of the several Articles and Sections of this Agreement and the Exhibits and Schedules are for convenience only, do not constitute a part of this Agreement and shall not control or affect, in any way, the meaning or interpretation of this Agreement.

Section 8.4 Notices. All notices and other communications under this Agreement shall be in writing and shall be by facsimile, courier service or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a party hereto in accordance with this Section 8.4:

If to Forest, Transaction Sub or Seller, to it at:

Forest Laboratories, Inc.

909 Third Avenue

New York, New York 10022-4731

Attention: A. Robert D. Bailey, Esq.

Facsimile: +1 (212) 224-6740

with a copy (that shall not constitute notice) to:

Covington & Burling LLP

The New York Times Building

620 Eighth Avenue

New York, NY 10018

Attention: Andrew Ment

Facsimile: (646) 441-9012

If to the Buyer, to it at:

Royalty Pharma Finance Trust

c/o RP Management, LLC

110 East 59th St, 33rd Floor

New York, NY 10022

Attention: Pablo Legorreta

Telephone: 212-883-0200

Facsimile: 212-882-2260

with a copy (that shall not constitute notice) to:

Goodwin Procter LLP

Exchange Place

53 State Street

Boston, Massachusetts 02109

Attention: Kingsley Taft and John Haggerty

Telephone: 617-570-1222 and 617-570-1526

Facsimile: 617-523-1231

All notices and communications under this Agreement shall be deemed to have been duly given (a) when delivered by hand, if personally delivered, (b) when sent, if sent by facsimile, with an acknowledgement of sending being produced by the sending facsimile machine, or (c) one (1) Business Day following sending within the United States by overnight delivery via commercial one-day overnight courier service. Notwithstanding anything to the contrary in this Section 8.4, all notices and communications under Section 6.2, Section 6.4 and all service of legal process shall be sent by courier or personal delivery.

Section 8.5 Expenses. Except as otherwise provided herein, all fees, costs and expenses (including any legal, accounting and banking fees) incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and to consummate the transactions contemplated hereby shall be paid by the party hereto incurring such fees, costs and expenses.

Section 8.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, in whole or in part, by operation of law, merger, change of control, or otherwise by any party hereto without the prior written consent of the other party, and any such purported assignment or transfer without such consent shall be void and of no effect; provided, that Buyer may, upon written notice to Forest, but without the prior written consent of Forest, assign this Agreement or any of the Buyer’s rights, interests or obligations hereunder, to any Affiliate of the Buyer; provided further, that this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective permitted successors and assigns.

Section 8.7 Amendment and Waiver.

(a) This Agreement may be amended, modified or supplemented only in a writing signed by each of the parties hereto. Any provision of this Agreement may be waived only in a writing signed by the parties hereto granting such waiver.

(b) No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No course of dealing between the parties hereto shall be effective to amend, modify, supplement or waive any provision of this Agreement.

Section 8.8 Entire Agreement. This Agreement, the Exhibits annexed hereto and the Disclosure Schedule constitute the entire understanding between the parties hereto with respect to the subject matter hereof and supersede all other understandings and negotiations with respect thereto.

Section 8.9 No Third Party Beneficiaries. This Agreement is for the sole benefit of Forest and the Buyer and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and assigns, any legal or equitable rights hereunder.

Section 8.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

Section 8.11 Jurisdiction; Venue.

(a) EACH OF THE PARTIES HERETO, INCLUDING EACH OF THE TRANSFERORS, HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS RESPECTIVE PROPERTY AND ASSETS, TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK COUNTY, NEW YORK, AND ANY APPELLATE COURT THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, AND HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO, INCLUDING EACH OF THE TRANSFERORS, HEREBY AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. EACH OF THE PARTIES HERETO, INCLUDING EACH OF THE TRANSFERORS, HEREBY SUBMITS TO THE EXCLUSIVE PERSONAL

JURISDICTION AND VENUE OF SUCH NEW YORK STATE AND FEDERAL COURTS. EACH OF THE PARTIES HERETO, INCLUDING EACH OF THE TRANSFERORS, HEREBY AGREE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THAT PROCESS MAY BE SERVED ON IT IN THE SAME MANNER THAT NOTICES MAY BE GIVEN PURSUANT TO SECTION 8.4 HEREOF.

(b) EACH OF THE PARTIES HERETO, INCLUDING EACH OF THE TRANSFERORS, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY NEW YORK STATE OR FEDERAL COURT. EACH OF THE PARTIES HERETO, INCLUDING EACH OF THE TRANSFERORS, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Section 8.12 Severability. If any term or provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any situation in any jurisdiction, then, to the extent that the economic and legal substance of the transactions contemplated hereby is not affected in a manner that is materially adverse to any party hereto, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect and the enforceability and validity of the offending term or provision shall not be affected in any other situation or jurisdiction.

Section 8.13 Specific Performance. Each of the parties, including the Transferors, acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, notwithstanding Section 6.5, each of the parties, including the Transferors, agrees that, without posting bond or other undertaking, the other parties shall be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action, suit or other proceeding instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each of the parties, including the Transferors, further agrees that, in the event of any action for specific performance in respect of such breach or violation, it shall not assert that the defense that a remedy at law would be adequate.

Section 8.14 Trustee Capacity of Wilmington Trust Company. Notwithstanding anything contained herein to the contrary, it is expressly understood and agreed by the parties hereto, including the Transferors, that (a) this Agreement is executed and delivered by Wilmington Trust Company, not individually or personally but solely in its trustee capacity, in the exercise of the powers and authority conferred and vested in it under the trust agreement of the Buyer, (b) each of the representations, undertakings and agreements herein made on the part of the Buyer is made and intended not as a personal representation, undertaking and agreement by Wilmington Trust Company but is made and intended for the purpose of binding only the Buyer, and (c) under no circumstances shall Wilmington Trust Company be personally liable for the payment of any indebtedness or expenses of the Buyer or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Buyer under this Agreement or any related documents.

Section 8.15 Performance Guaranty. Forest hereby unconditionally guarantees from and after the consummation of the Merger, the due, prompt and full performance and discharge by the Transferors of their obligations under this Agreement in accordance with the terms thereof.

Section 8.16 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy, facsimile or other similar means of electronic transmission, including “PDF,” shall be considered original executed counterparts, provided receipt of such counterparts is confirmed.

Section 8.17 Alternative Structure.

(a) Notwithstanding the foregoing, upon the written request of the Buyer and to the extent practicable and would not result in a delay in the Closing beyond the closing of the Furiex Merger, in lieu of causing the Transferors to sell, transfer, assign and convey to the Buyer all of the Transferors’ right, title and interest in and to the Purchased Revenue Rights, (1) Forest shall, and shall cause each applicable Transferor to, immediately following consummation of the Furiex Merger, assign to a newly-formed Delaware limited liability company that is a wholly-owned subsidiary of Furiex (the “Royalty Sub”) all of such entity’s respective rights to the Takeda Related Assets and the Priligy® Purchased Revenue Rights and cause the Royalty Sub to assume all obligations arising out of the ownership of the Takeda Related Assets from and after such assignment (other than any obligation to indemnify TSD or TPC arising from or related to events occurring prior to the effectiveness of such assignment), pursuant to a bill of sale, assignment and assumption in form and substance reasonably satisfactory to the Buyer and Forest and (2) at the Closing, Forest shall cause the Seller to sell, transfer, assign and convey to the Buyer, and the Buyer shall purchase, acquire and accept from the Seller, all of the Seller’s right, title and interest in and to 100% of the equity interests of the Royalty Sub, free and clear of any liens, (the “Royalty Sub Transfer”). Forest shall not permit Royalty Sub to incur any debt or assume any liabilities other than the assumption of liabilities arising out of the ownership of the Takeda Related Assets.

(b) Forest and the Buyer agree that each shall be responsible for 50% of any Losses or third party claim suffered by either party based upon, arising out of or relating to the Royalty Sub Transfer, including, without limitations, the cost and expense of investigating, defending or settling any such claim.

(c) If and to the extent applicable, Forest and the Buyer will each use their respective reasonable best efforts to take, or cause to be taken, and cooperate with each other in doing all things necessary under applicable law to make or obtain, as applicable, any required consent, approval, license, authorization, registration, declaration or filing with or of any Governmental Entity required in connection with the Royalty Sub Transfer.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Revenue Rights Purchase Agreement to be executed and delivered by their respective representatives thereunto duly authorized as of the date first above written.

FOREST LABORATORIES, INC.

By:	/s/ A. Robert D. Bailey
	Name:	A. Robert D. Bailey
	Title:	Senior Vice President, Chief Legal Officer and General Counsel

RPI FINANCE TRUST

By:	Wilmington Trust Company, not in its
individual capacity but solely in its
capacity as owner trustee

By:	/s/ Yvette L. Howell
	Name:	Yvette L. Howell
	Title:	Assistant Vice President